Exhibit 99.1

REMARKS DELIVERED BY PRESIDENT AND CHIEF EXECUTIVE OFFICER, LARRY W. MYERS, AT THE 2023 ANNUAL MEETING OF SHAREHOLDERS OF FIRST SAVINGS FINANCIAL GROUP, INC.

Jeffersonville, Indiana — February 7, 2023. Larry W. Myers, President and Chief Executive Officer of First Savings Financial Group, Inc. (NASDAQ: FSFG - news) (the "Company"), the holding company for First Savings Bank (the "Bank"), and the Bank, delivered the following remarks at the Company’s 2022 Annual Meeting of Shareholders held on February 7, 2023.

I must admit, fiscal 2022 was one of the most challenging in my 40 years of banking. The year started as ordinarily as any other. We had just replaced our director of Small Business Lending (“SBL”) with a very experienced individual, Jim Valete; mortgage banking was clicking along, although at lower levels than we experienced in the prior year but still profitable; and, as usual, the core bank was booking solid loan and deposit growth while maintaining pristine asset quality. It was all business as usual. Shortly after the beginning of our second fiscal quarter, in January, things started to rattle. We lost nearly our entire SBL business development team to a bank in Florida. This was the first time in my career a team had jumped ship. I appreciate Chuck Jaeger, our SBL Business Development Director, and various members of the SBL team stepping into the breach to finish pulling deals in the pipeline to closure. Then, the Federal Reserve started their unprecedented rate hikes to tame inflation, which resulted in a screeching halt in mortgage applications. Also, as a result of the continued rate hikes in 2022, we experienced the value of our bond portfolio take a sizable hit, including mark to market adjustments through equity. Things were not looking great at this point.

It didn’t take us long to recover from those challenges. Our SBL leadership immediately began recruiting new business development officers (“BDO”) and by summer the BDO team was back to full strength with a building pipeline. This new BDO team is much more credit oriented, resulting in better-quality borrowers and improved approval rates. As of December 31, 2022, our lending pipeline is back to 2021 levels. Our core bank continues to perform exceedingly well. Our deposit balances grew by nearly 7% during fiscal 2022, with more than half of that growth in noninterest-bearing checking accounts. Our core bank commercial group grew its portfolio by a whopping 18% and the core residential mortgage portfolio grew a substantial 19%. Great performance. Our NNN Finance team had an outstanding year with over $342 million in new production. In addition, this team booked our largest loan ever, a $29 million deal secured by a 20-yr leased VA clinic. All segments of the core bank’s loan portfolio exhibit the best loan quality we have ever experienced. Hats off to the lenders and our credit team for the discipline to make this happen. If we experience a recession in 2023, I am confident that we are well prepared.

Along with all the great news, our mortgage banking division continued to have struggles and challenges. Though we reduced expenses throughout 2022 and more aggressively reduced expenses in the September 2022 quarter, we could not outpace the decreasing volumes and deteriorating margins. After this number of downsizing rounds and expense cuts in 2022, we decided in January 2023 to more significantly curtail the mortgage banking operations and align such more closely with the core bank. In this realignment, we severed relationships with a few senior level individuals and a number of loan production offices. Our strategy going forward is to focus our mortgage banking efforts in the Midwest.

Speaking of strategy, in August of 2022 we held our board and senior management strategic planning retreat. While these sessions are held annually, this one was different. With the assistance of an external consultant, we have assembled a three-year plan that focuses on growing the core bank and extending our reach into the metro Louisville area. With this focus, we plan to bring more of our national resources, such as SBA lending, to the local market. We will also be more attentive to our cost structure in order to lessen the impact of the continued pressure we’re experiencing on net interest margin.

To conclude, 2023 is expected to be another challenging year. We will continue to experience elevated interest rates, which will soften demand for loans, pressure deposit prices, and may ultimately lead to a recession that challenges asset quality. After years of having the widest net interest margin of our peers, we expect continued downward pressure on this important measure until the Federal Reserve normalizes its posture. However, we have spent countless hours preparing for this scenario and believe that we are well positioned to weather the storm that is forecasted and benefit when the storm abates. What we are facing in 2023 are the same challenges faced by nearly every bank in the country. I believe that we are better prepared than most of our peers and colleagues to face these challenges. Our foundations are strong, our financial position is solid and our staff is resilient. Hopefully by the end of 2023 the clouds will begin to part and these headwinds will become tailwinds once again.